EXHIBIT 99.1

Anaren, Inc. Independent Committee Deems Vintage Capital Management's Unsolicited Offer Inadequate

Independent Committee's Review of Strategic Alternatives Ongoing

SYRACUSE, N.Y., May 16, 2013 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) ("Anaren" or the "Company"), today announced that its committee of independent directors (the "Independent Committee") has thoroughly reviewed and evaluated Vintage Capital Management, LLC's ("Vintage Capital") unsolicited non-binding offer to acquire all outstanding stock of Anaren for $23.00 per share and, after careful consideration with the assistance of its financial and legal advisers, has concluded that the offer does not reflect the intrinsic value of the Company.

The Independent Committee and its advisors continue to review all strategic alternatives available to Anaren to determine the course of action that it believes to be in the best long-term interests of Anaren's stockholders, as well as its other stakeholders, including the possible sale of the Company, the execution of Anaren's current business strategy and other alternatives that may be available to the Company.

The Independent Committee can offer no assurance that it will recommend that Anaren enter into any particular transaction in the future, and it has made no decision to enter into a transaction at this time. The Company does not intend to disclose further developments unless and until such time as its Board of Directors, based on a recommendation from the Independent Committee, has approved a specific course of action, or it otherwise deems that further disclosure is appropriate or required.

John Smucker, Chair of the Independent Committee, stated: "Anaren's management and Board are committed to maximizing long-term value for all stockholders, and to maintaining an ongoing, constructive dialogue with our stockholders."

The Independent Committee's financial and legal advisors are Moelis & Company LLC and Houlihan Lokey, Inc., Dorsey & Whitney LLP and Bond, Schoeneck & King, PLLC, respectively.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute either a solicitation of a proxy or an offer to buy or solicitation of an offer to sell any securities. No proxy solicitation or tender offer for the shares of the Company has commenced at this time. If a tender offer is commenced, the Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC"). INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by the Company may be obtained free of charge by contacting David Ferrara, Corporate Secretary and General Counsel, at (315) 362-0510.

Company Background

Anaren designs, develops, manufactures and sells highly integrated microwave components, assemblies and subsystems for the wireless communications, satellite communications and defense electronics markets.

CONTACT: ICR
         Phil Denning
         203-682-8246
         phil.denning@icrinc.com

         Anton Nicholas
         203-682-8245
         anton.nicholas@icrinc.com